EXHIBIT 11


                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 27, 1995, relating to the financial statements and financial highlights appearing in the December 31, 1994 Annual Report to Shareholders of Janus Aspen Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Denver, Colorado
February 13, 1996